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                     UNITED STATES                        OMB APPROVAL
              SECURITIES AND EXCHANGE COMMISSION       -------------------------
                     Washington, D.C. 20549
                                                       OMB Number: 3235-0058
                                                       Expires:March 31, 1997
                                                       Estimated average burden
                                                       hours per response  2.50
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                       FORM 12b-25                     SEC FILE NUMBER 000-21153


                NOTIFICATION OF LATE FILING            CUSIP NUMBER 022611-10-7
(Check One):    |X| Form 10-K    |_| Form  20-F    |_| Form  11-K
                |_| Form 10-Q    |_| Form N-SAR
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 For Period Ended:                                       December 31, 1998
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 |_| Transition  Report on Form 10-K
 |_| Transition  Report on Form 20-F
 |_| Transition  Report on Form 11-K
 |_| Transition  Report on Form 10-Q
 |_| Transition Report on Form N-SAR
 For the  Transition  Period Ended:---------------------------------------------
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Read  Instruction (on back page) Before  Preparing  Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify
Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
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    Alyn Corporation
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Full Name of Registrant

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Former Name if Applicable
    16761 Hale Avenue
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Address of Principal Executive Office (Street and Number)
    Irvine, CA  92606
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)
                   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                   (c) The  accountant's  statement or other exhibit required by
                       Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report, or portion thereof, could not be filed within the prescribed time period.

    All information necessary to complete the filing has not yet been compiled.


PART IV -- OTHER INFORMATION
(1) Name and telephone number of person to contact in regard to this notification
Michael A. Zuercher           (949) 790-6428
(Name)                        (Area Code)  (Telephone Number)
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(2)  Have all other periodic  reports required under Sections 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? |_| Yes |X| No If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the
     reasons  why  a  reasonable   estimate  of  the  results  cannot  be  made.
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                                Alyn Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date March 31, 1999                                  By /s/ Richard Little
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                                                         Richard Little
                                                         Chief Financial Officer